INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement ("Agreement") is dated as of the 1st day of January, 2025, by and among WYNN RESORTS HOLDINGS, LLC, a Nevada Limited Liability Company (hereinafter "Holdings"), WYNN RESORTS, LIMITED, a Nevada corporation (hereinafter "Limited") and WYNN NKH, LLC, a Nevada limited liability company (hereinafter "Licensee"). Holdings and Limited are collectively referred to herein as "Licensor".
RECITALS
A.    Holdings is the owner or exclusive licensee with the right to license and/or sublicense certain marks and works as defined herein including but not limited to the marks and works that are listed and described in attached Schedule A, and is the licensee of other third party rights and works as defined herein that are listed and described in attached Schedule B, and certain trade secrets, data and know-how that are listed and described in attached Schedule C (hereinafter, collectively, the "Holdings Intellectual Property'').
B.    Limited is the parent entity of Holdings and is the owner of certain trade secrets, data, know-how and other intangible property that are listed and described in attached Schedule C (hereinafter, collectively the "Limited Intellectual Property''). The Holdings Intellectual Property and the Limited Intellectual Property are collectively referred to herein as the "Licensed Property''.
C.    The Licensee is an indirect subsidiary of Limited.
D.    Licensor designs, develops, constructs, finances, owns, operates or engages in any other activities relevant to the development, construction, ownership and operation of resorts, hotels and/or casinos, and related facilities, in jurisdictions outside the United States, including Macau and the United Arab Emirates (the " Affiliated Operations").
E.    Licensor intends to sublicense the Licensed Property to Licensee.
F.    In order for the Affiliates to design, build, market, advertise, promote and/or operate any of the Affiliated Operations, the Licensee intends sublicense the Licensed Property to Affiliated Operations pursuant to the terms and conditions set forth in this Agreement.
Now, therefore, in consideration of the foregoing and the mutual promises contained herein, the parties have agreed as follows:
1.    License. The Licensor grants the following licenses to the Licensee at the location specified herein.
1.01    Licensor provides to Licensee a non-exclusive license and/or non exclusive sublicense to use the marks and works owned, or which will be owned, by the Licensor including but not limited to the marks and works listed in Schedule A, attached hereto, in connection with the operation, advertising, promotion, distribution and services of the

Affiliated Operations. The foregoing licenses granted in this Paragraph 1.01 shall hereinafter be known as the "Trademark License".
1.02    Licensor provides Licensee a non-exclusive sublicense to the works listed in Schedule B, attached hereto, in connection with the operation, advertising, promotion, distribution and services of the Affiliated Operations. The foregoing licenses granted in this Paragraph 1.02 shall hereinafter be known as the "Copyright License".
1.03    Licensor provides to Licensee a non-exclusive license to use or sublicense the data, trade secrets and know-how listed in Schedule C, attached hereto, developed by the Licensor and its employees, officers, directors and representatives, and such future items as may be provided from time to time for use in connection with the operation, advertising, promotion, distribution and services of the Affiliated Operations. Licensor shall pay all costs associated with the development of such data, trade secrets and know how and shall also be responsible for providing Licensee updates or upgrades to such materials. Licensee shall reimburse all installation and/or training costs incurred by Licensor in connection with providing Licensee such information. The foregoing license shall hereinafter be known as the "Trade Secret and Know-How License."
1.04    Notwithstanding any other provision of this Agreement, including, without limitation, Sections 2.01 hereof, subject to prior consent of Holdings and Limited, Licensee shall have the right to sublicense any or all of its rights under the Trademark License, the Copyright and License, and the Trade Secret and Know-How License to any sublessee that is an Affiliate. ("Approved Sublessee").
1.05    Licensee shall have the right to sublicense all of its rights and licenses granted pursuant to the Trademark License and the Copyright License in order to have persons other than Licensee produce and manufacture promotional products or the packaging thereof Licensee will identify its products and manufacturers for the products to Licensor upon request. Licensee agrees that any person or entity licensed to manufacture such products shall be prohibited from manufacturing, producing, selling, distributing, or shipping products other than to the Licensee, the Licensor, or Approved Sublessees. Licensee further agrees to enforce such prohibition at its own expense and upon reasonable demand by Licensor.
2.    License Term.
2.01    This Agreement shall be effective as of January 1, 2025 and shall continue as to all non-expired and non-terminated locations, or until otherwise terminated under the provisions of this Agreement.
3.    Royalties.

3.01    Licensee shall pay to Licensor an aggregate monthly licensing fee (the "Licensing Fee") for each of the licenses granted herein in the amount and in accordance with the payment schedule set forth in Schedule D. Any withholding taxes associated with such payments shall be made by Licensee and shall not be withheld from the payments described on Schedule D.
4.    Goodwill. All goodwill arising from the use of the Licensed Property shall inure to the benefit of the Licensor, or the party from whom the Licensor obtained its rights.
5.    Termination.
5.01    Upon any breach of this Agreement by the Licensor, the Licensee shall provide written notice to the Licensor, describing the nature of the breach. Except as provided in Paragraph 5.04 herein, the Licensor shall have ten (10) days within which to cure the breach. If the breach is not cured within that period of time, the Licensee may elect to terminate this Agreement. In the event that the cure cannot be accomplished within ten (10) days, but the Licensor has made a good faith effort to effect the cure, Licensee may extend the period to cure for a reasonable time, at Licensee's sole and absolute discretion. Termination of the Agreement is effective upon receipt by the Licensor of the written notice of termination.
5.02    Upon any material breach of this Agreement by the Licensee, the Licensor shall provide written notice to the Licensee, describing the nature of the material breach. Except as provided in Paragraph 5.04 herein, the Licensee shall have thirty (30) days within which to cure the material breach. If the material breach is not cured within that period of time, the Licensor may elect to terminate this Agreement. In the event that the cure cannot be accomplished within thirty (30) days, but the Licensee has made a good faith effort to effect the cure, Licensor may extend the period to cure for ninety (90) days, at Licensor's sole and absolute discretion. Termination of the Agreement is effective upon receipt by the Licensee of the written notice of termination.
5.03    The Licensor may require the Licensee to terminate any license granted hereunder to any approved third party licensee, or other sublicensee, if any such approved third party licensee, or other sublicensee (a) materially breaches this license and fails to cure the breach upon thirty (30) days notice from Licensor; or (b) becomes insolvent or bankrupt. Licensor may, in its sole and absolute discretion, first seek to cure any such breach or failure prior to termination, but any such attempt to cure shall not restrict the Licensor's right at any time to require termination as to the third party licensee or other sublicensee as otherwise provided in this Section.

5.04    Licensee acknowledges that Licensor and its affiliated companies conduct businesses that are subject to and exist because of privileged gaming licenses issued by governmental authorities. Licensee agrees that the Licensor shall have the right to terminate this Agreement in the event (1)(i) any such privileged license is suspended or revoked, or (ii) the Licensor in good faith deems that the acts of the Licensee jeopardizes any such privileged license, or the gaming business activities of the Licensor, or its affiliated companies (in each case, the "Relevant Event"); and (2) the Relevant Event continues for thirty (30) consecutive days after written notice has been provided to the Licensee describing the nature of the event or activity creating the problem for the privileged license.
5.05    Upon the termination of any agreement between Licensor and any third party for the license of any of the Licensed Property, including but not limited to termination of any of the agreements listed on Schedule B, the portions of this Agreement relating to (or granting a license pursuant to) such terminated agreement shall concurrently terminate, without affecting any other provisions of this Agreement (including the Licensing Fee) provided that the Licensor shall not exercise its right to terminate any of their rights to the Licensed Property, including but not limited to the termination of the agreements listed in Schedule B without the prior written consent of the Licensee and any of its third party licensees.
5.06    This Agreement shall automatically terminate three months after the occurrence of any of the events where Limited ceases to hold or have the right to exercise more than 50% voting rights to the ordinary shares in the Licensee.
6.    Indemnification.
6.01    Licensor shall defend, indemnify and hold Licensee and all of Licensee's directors, officers, employees, agents, affiliates, sublicensees, sublessors and assigns (collectively, the "Licensed Protected Parties") harmless from and against any demand, claims and losses arising from any third party claim alleging infringement of Licensed Property.
6.02    Licensee shall defend, indemnify and hold Licensor and its directors, officers, employees, agents and affiliates (collectively, "Licensor's Protected Parties") harmless from and against any and all demands, claims, losses or damages by reason of premise liability or product defect or negligent design or manufacture by or for the Licensee, or arising from the Licensee's sublicense of the Licensed Property.
7.    Notices. Except as otherwise set forth herein, any notices, statements or payments required to be made or given under this Agreement shall hand delivered or sent via registered mail, postage prepaid or by facsimile, to the following persons and addresses which may change or be modified at any time in writing by the receiving parties.
To Holdings:    Wynn Resorts Holdings, LLC
3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, United States
Fax No.: (702) 770 8867
Attention: General Counsel

To Limited:    Wynn Resorts, Limited
3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, United States
Fax No.: (702) 770 8867
Attn: General Counsel
To Licensee:    Wynn NKH, LLC
3131 Las Vegas Boulevard South, Las Vegas, Nevada 89109, United States
Fax No.: (702) 770 8867
Attn: General Counsel

8.    Miscellaneous.
8.01    The parties each represent and warrant to the other that their own officer, or other duly authorized representative executing this Agreement, has the full power and authority to do so on their behalf
8.02    This Agreement shall be construed without regard to the rule of presumption requiring construction against the party who drafted the agreement, or caused it to be drafted. Neither party shall be deemed to be the drafting party. The parties hereto shall, and they hereby do, waive trial by jury with respect to any action brought by a party hereto against any other party or to any other matter arising out of or in any way connected with the Licensed Property.
8.03    The parties agree that they have each read and understand this Agreement; they understand its content and meaning; and they have executed it of their own free will in accordance with their own judgment, after having the opportunity to obtain the advice of counsel and having actually received the advice of counsel. The parties acknowledge that they have not been coerced, influenced or induced to execute this Agreement by any improper action.
8.04    To facilitate the execution of this Agreement by the parties, the parties may execute it in subparts, and the signature transmitted by facsimile shall have the same force and effect as the original signature.
8.05    This Agreement shall be subject to, governed by and construed according to the laws of Nevada or, where applicable, federal statutory and common law. Any dispute regarding or relating to this Agreement shall be non-exclusively adjudicated in a court of competent jurisdiction in the State of Nevada.

8.06    No term or provision hereof shall be construed to be waived by any party, and no breach shall be excused by a party, unless such waiver or consent in writing, signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute consent to, waiver of, or excuse of any other, different, or subsequent breach by any party.
8.07    The schedules form part of this Agreement and shall have the same force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the schedules.
8.08    This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements unless otherwise provided. Each party acknowledges and agrees by executing this Agreement that it is not relying upon any representation or promise whatsoever that is not contained herein and that any such representation or promise is acknowledged to be immaterial. Accordingly, each party to this Agreement waives the defense or claims of fraud in inducement or mistake of law or fact to any claim arising out of, based on, or related to this Agreement, except with respect to the express representations set forth in this Agreement.
[signature pages to follow]

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the day and year first above written.

WYNN RESORTS, LIMITED

/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer

WYNN RESORTS HOLDINGS, LLC
by Wynn Resorts, Limited, its sole member

/s/ Julie Cameron-Doe
Julie Cameron-Doe
Chief Financial Officer

WYNN NKH, LLC

/s/ Julie Cameron-Doe
Julie Cameron-Doe
Treasurer

Schedule A

LICENSORS MARKS AND WORKS

Sch. A

Schedule B
Sch. B

Schedule C

TRADE SECRETS, DATA AND KNOW-HOW

1.    Customer Lists
2.    Marketing Concepts, Design and Coordination

3.    Payout Ratio Computation Formulas

4.    Employee Training Manuals

5.    Security Know How

6.    Casino Operations Know How

7.    Cash Handling Systems
8.    Regulatory Compliance Procedures
Sch. C

Schedule D LICENSING FEE

Licensing Fee:	Licensee shall pay a Licensing Fee to Licensor equal to the sublicense fees collected from Affiliated Operations less an amount agreed to by Licensor and Licensee commensurate with the arm's length standard under I.R.C. § 482 and the Treasury Regulations promulgated thereunder.

Timing of Payments:	The Licensing Fee shall be payable by Licensee not later than the last business day of the month following the month in which it was earned. The Licensor shall inform Licensee of the account or accounts to be used by Licensee for payment.